Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-199321

To Preliminary Prospectus

Dated October 15, 2014

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm . Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on this website.

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SolarCity Launches First Public Offering of #Solar Bonds. Learn More: bit.ly/1EZivsV #SolarBonds

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SOLAR BONDS by SolarCity

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SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which information on this web site relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the prospectus relating to a particular series of Solar Bonds on solarbonds.solarcity.com

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SolarCity Launches First Public Offering of Solar Bonds

SolarCity | October 15, 2014

Gives individuals across the U.S. access to clean energy investments previously reserved for large financial institutions and corporations

SAN MATEO, Calif., Oct. 15, 2014—SolarCity® (Nasdaq: SCTY) launched the nation's first registered public offering of solar bonds today, creating a simple way for individuals across the United States to earn attractive returns on their investments while also participating in the nation's transformation to clean energy. The company filed a registration statement with the Securities and Exchange Commission (SEC) this morning to issue up to $200 million in solar bonds initially, and launched a new online investment site (solarbonds.solarcity.com) to make them available directly to consumers.

SolarCity is currently providing more than one out of every three new solar power systems in the U.S.[1] The earnings on its solar bonds are to be paid by income received from monthly solar payments made by thousands of homeowners, schools, businesses, and government organizations across the country. Solar bonds offer consumers a new alternative to other savings and fixed income investment products—such as savings accounts, CDs, treasury bonds, and municipal bonds—and meet a growing appetite for investment opportunities that are both financially attractive and support important goals such as protecting the environment and creating American jobs.

SolarCity has created funds to finance the installation of approximately $5 billion in renewable energy assets with investments from a number of the world's leading financial institutions and corporations. Today's offering marks the first

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SOLARBONDS by SolarCity

Get paid by the sun.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which information on this web site relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds at solarbonds.solarcity.com.